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                                                                    EXHIBIT 11.1

                                  P-COM, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
     (This information is disclosed in Note 1 of the "Notes to Financial
                                 Statements".)

This Exhibit should be read with "Summary of Significant Accounting Policies - Pro Forma Net Income (Loss) Per Share" in Note 1 of the Notes to Financial Statements.